Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Day One Biopharmaceuticals, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated: February 3, 2023

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By	/s/ Yoshihiro Nakagawa
Name:	Yoshihiro Nakagawa
Title:	Global General Counsel

TAKEDA VENTURES, INC.

By	/s/ Michael Martin
Name:	Michael Martin
Title:	President